February 27, 2020 Dear Shareholder: Nelnet was founded over 40 years ago with one simple idea: to serve others and make their educational dreams possible. Since then, we’ve grown to be one of the nation’s largest and most respected education loan servicers. We are one of the largest education technology, payment processing, and student information system providers in the marketplace, with an amazing growth story based on exceptional service and innovation. We’ve become a growing force in the origination and servicing of private education and consumer loans. We’re even the premier high-speed fiber internet provider in our home state of Nebraska. Over the past forty-plus years, Nelnet has diversified, launched new products, started new businesses, and acquired existing companies of varying sizes in a variety of industries and markets throughout the United States, Canada, Southeast Asia, and Australia. Our dedication to serving all of our constituents and helping make their dreams a reality has been woven into the fabric of the culture of Nelnet and is the primary consideration in all that we do. We have been closely following the more recent business press and public dialogue on companies advocating for balance among their stakeholders. These discussions make us smile – because our company, since the beginning of our existence, has been focused on serving our customers, associates, communities, and shareholders. Without a balance among those four areas, we believe a company will not be sustainable for the long term and, as we have stated publicly all along, we run our company focused on long-term value creation. In order to solidify alignment of all of our stakeholders with our purpose – to serve – we are in the process of renaming the four primary divisions of the company. They will be renamed to Nelnet Diversified Services, Nelnet Business Services, Nelnet Communications Services, and Nelnet Financial Services. We live to serve others. It’s why we started and it’s why we have succeeded. // Serving Our Communities and Customers Consider this interesting data point which demonstrates the positive effect we are having on students and families through our education loan finance business. Since its inception, Nelnet has financed roughly $64 billion in education loans, funding people’s educational dreams. The average student loan borrower exits college with $27,610 in debt. After graduation, the average bachelor’s degree holder has an annual wage premium of $25,566 over high school graduates (U.S. Census Bureau). Aggregating this data, we can estimate that Nelnet has financed education for over 2.3 million students; we can estimate a combined earnings increase of $59 billion per year for all the students we have helped obtain a college education. This rough estimate helps us understand the potentially profound impact we’re having on our customers and communities. 2019 Letter to Shareholders | Page 1

When you read our financial results, one of the new and growing investments we have made in serving our communities will become evident. We have made investments in solar renewable energy projects as a tax equity investor. The solar projects we have funded have become a great source of pride within our company because they are environmentally friendly and they provide for solid financial returns – as all good investment decisions should. We are proud to announce that, by our estimates, Nelnet has become a carbon-negative company – meaning that more energy is produced from our investments in renewable solar energy plants than the total energy we estimate is consumed by the entire company and our associates in their daily work lives. Since 2018, Nelnet has funded or committed to fund $124 million to build solar energy projects via tax equity financing. These projects currently consist of 76 sites, generating over 270,000 megawatt hours (MWh) per year in renewable energy. If you were to add up all of the energy Nelnet associates use in their households and in their daily commutes, business travel, and in all of our offices and data centers – we consume approximately 117,000 MWh per year in energy, making the company carbon- negative. Not only is Nelnet green our corporate color, it is taking on greater meaning throughout our communities. Another initiative that we are extremely excited to have launched to serve our customers and our communities is the application for Nelnet Bank. As we anticipated in our shareholder letter last year, we re-filed the application in November 2019. There is a large need for competition in the in-school and refinance education loan marketplaces. Competition in terms of rates, terms, and service will drive numerous benefits to Nelnet’s customers. We have invested in a talented senior management team to run the bank if a charter is granted. In the coming year, we look forward to making the public case for a new state-of-the-art online bank that leverages the capital, historical performance, infrastructure, and expertise – in other words, the power – of Nelnet. We are confident we can fund prime quality consumer and education loans profitably within a bank structure. Our confidence is bolstered by the fact that U-fi relaunched in 2019 in a marketing partnership with Union Bank & Trust (Union Bank). We originated over $100 million in new refinance education loans, creating an estimated $25 million in future interest savings over the life of the loans for those borrowers. In addition to the savings we provided, we delivered frictionless service to those customers, who gave Nelnet an impressive net promoter score (NPS) of 86. According to our research, that’s higher than the scores earned by Netflix, Starbucks, Amazon, and Airbnb, but still not quite to the level of Tesla’s NPS of 96. Matching Tesla’s astounding NPS may be a wee bit difficult—however, it’s always good to aim for the moon. We are also seeing a very low delinquency rate in the loan portfolio so far. Through this partnership with Union Bank, we are creating great value and providing amazing service for our customers and Union Bank’s customers. U-fi is a prime example of how we can collaborate with our lender clients to deliver a win-win for all parties involved. Driving more assets to our portfolio has been a priority where we’re seeing opportunities to couple great products with decades of expertise. We are investing significantly in our systems and services which will benefit all of our origination and servicing clients. We look forward to expanding our originations with Union Bank and taking best-in-class systems and services to our other partners in 2020. 2019 Letter to Shareholders | Page 2

// Serving Our Shareholders (Financial Outcomes and Corporate Highlights) It wouldn’t be a proper letter to our shareholders without talking about our performance as measured by financial outcomes and the over-arching corporate highlights from the year. In 2019, our total revenue from our three fee-for-services divisions (Diversified, Business, and Communications) increased to $797 million, up from $707 million in 2018 – which was up from $442 million in 2017. We increased our fiber business by over 10,000 residential customers. We service loans for 15.1 million borrowers, and we manage more than 2.5 million payment plans. As expected, we are seeing continued amortization of our Federal Family Education Loan Program (FFELP) portfolio. Our total loan portfolio, net of acquisitions, paid down by $1.7 billion during the year to $20.8 billion. We purchased $1.5 billion of FFELP loans, $72 million in private education loans, and $406 million in unsecured consumer loans. Corporate-wide during the year, we created GAAP net income of $142 million, adjusted net income of $200 million1, and we generated $299 million in cash from operating activities. We refinanced $1.05 billion of the securitizations we issued following the credit crisis that were primarily “Turbo” transactions; these transactions effectively trapped excess cash by paying down bonds in an expedited method when compared to our traditional asset-backed securities. Through our refinancing, we gained access to $387 million of previously trapped cash that we can now deploy as opportunities arise. We used the cash to significantly pay down our unsecured line of credit. We also increased and extended that line of credit to $455 million for 5 years. The combination of our cash position and available credit puts the company in a great position to capitalize on future business opportunities. We bought back approximately 726,000 shares of stock at an average price of $55.64 per share, and we increased our book value from $57.24 per share on January 1, 2019 to $60.07 per share on December 31, 2019. We increased our total dividends paid throughout 2018 and 2019 from $.66 per share to $.74 per share, respectively. Our equity rose to $2.4 billion at year end, giving us a 10.07% equity-to-assets ratio. Certain things don’t change, and we still frequently get the question of what we plan to do with the cash we generate. As explained in the past, I think the answer to this question is to look back at how we deployed capital in recent years. It provides a road map to management’s focus and thoughts on the best use of capital. Last year, we deployed almost $400 million in capital, which brings our 7-year total to $3.2 billion in capital deployed (including dividends, stock repurchases, and debt repurchases). One note: the capital investment in our ALLO Communications business may not be as large in 2020 as compared to previous years because the buildout to bring fiber to Lincoln, Nebraska is essentially complete. 1We prepare our financial statements and present our financial results in accordance with GAAP. However, we also provide additional non-GAAP financial information related to specific items management believes to be important in the evaluation of our operating results and performance. A reconciliation of our GAAP net income to net income, excluding derivative market value adjustments, and a discussion of why we believe providing this additional information is useful to investors can be found in our Annual Report on Form 10-K for the year ended Dec. 31, 2019, filed with the Securities and Exchange Commission on February 27, 2020. 2019 Letter to Shareholders | Page 3

Capital Deployment By Year (in millions)	2013	2014	2015	2016	2017	2018	2019	7-Year Total
FFELP loan/residual acquisitions, net of financing	$38	$127	$140	-	-	$105	$71	$481
Private and consumer loan acquisitions, net of financing	$68	$17	$173	$61	$75	$188	$61	$643
Business acquisitions	-	$47	-	-	-	$153	-	$200
ALLO acquisition and capital expenditures	-	-	$47	$39	$115	$87	$45	$333
Other capital expenditures (non-ALLO)	$17	$26	$17	$29	$41	$38	$48	$216
Hudl investment	-	$1	$41	-	$10	-	-	$52
Other investments (venture capital/real estate/solar)	$20	$45	$53	$22	$19	$67	$103	$329
Debt repurchases	$79	$47	$42	$77	$181	$13	-	$439
Stock repurchases	$13	$16	$96	$69	$69	$45	$40	$348
Dividends	$19	$19	$19	$21	$24	$27	$29	$158
	$254	**$345**	**$628**	**$318**	**$534**	**$723**	**$397**	**$3,199**

// Nelnet Diversified Services

Our Diversified Services Division had an excellent year. For loan servicing, we typically get paid on a per borrower account basis. Our customers are the federal government, state agencies, banks, and Fintech companies. At year end, we were servicing $473 billion of loans for 15.1 million Federal Direct, FFELP, private education, and consumer loan borrower customers. Our revenue increased from $440 million in 2018 to $455 million in 2019 and net income increased from $54 million in 2018 to $59 million in 2019. NDS will incur additional costs in 2020 to meet increased service and security standards under the current Department of Education's servicing contracts and to be responsive to the Department's procurement. As a result, we currently expect a significant decrease in this segment's operating margin and net income in 2020 from recent historical results.

As we stated last year, the big unknown in the business is what the federal government will do with its procurement for a new loan system and the service providers that will operate that system. Well, that statement remains true for 2020. Here is what we know.

Our current contract with the government has been extended to December 2020, with an option for the government to extend it up to an additional year. As you've read in my prior letters, the procurement process has seen multiple cancellations, reissues, and amendments, as recently as January of this year. The procurements that have the biggest potential impact on Nelnet remain the single NextGen Enhanced Processing Solution and the Business Process Operations, which is essentially the loan processing and customer service work that will be performed on the single system.

In 2019 we continued to grow our Fintech consumer and private loan servicing business. The revenue in that line of business grew to $37 million in 2019, as we now serve over 680,000 consumer and private education loan customers. We launched our first new servicing client onto our leading-edge Velocity origination and servicing system, which will enable Fintech lenders to deliver a first-rate experience to their borrowers.

2019 Letter to Shareholders | Page 4

As evidenced by the non-stop news coverage, we have officially entered the year of the 2020 presidential election. As I stated last year, “In this highly polarized and politicized world we live in, student loan servicing often gets caught in the cross-fire of the critically important public debate around college cost and student debt levels. The systems and programs put in place to help finance education are extremely complex and difficult to understand for most people. As student debt levels continue to rise for most Americans, our role in helping students finance their education is a critical one. The negative impact of delinquency or defaulting on loans can be life-altering for people. Our mission is to help borrowers navigate one of the most complex and confusing consumer loan programs in the world. Every borrower has individual life circumstances and situations that are unique. We empower borrowers with digestible levels of information so they can navigate the vast array of repayment options available today. We remain very passionate about our borrower customers and helping them achieve success repaying their loans.” I don’t know how I could say it better one year later so I will stick by the same quote. // Nelnet Business Services Nelnet Business Services (NBS) is our education technology, services, and payment processing division, with core drivers of revenue in both payment processing (tuition payment plans) and SaaS revenue from software products and services. I am sure I sound like a broken record at this point, but it was another record year for NBS in 2019. This division earned gross revenue of $277 million – a 25% increase from $222 million in 2018, up from $193 million in 2017, and $176 million in 2016. We are very pleased with the growth rates we are seeing in this division. A large part of NBS’s success is due to their focus on excellent customer service and constant innovation in their primary markets. In 2019, we launched three new products: FACTS Family App, FACTS Giving, and our new cashiering system. Another key tenet to the future growth of NBS is international expansion. Intentional international expansion offers many opportunities for NBS. The addition of new higher education clients in Hong Kong, Malaysia, and Singapore is significant, and the addition of many new global Value Added Resellers for FACTS student information systems offers excellent future opportunities for international growth. NBS acquired Tuition Management Services (TMS) in November 2018. We made significant strides in 2019 and celebrated many accomplishments with our TMS clients and associates who are now NBS clients and associates. Retention of existing customers is always an important key focus. It offers a recurring revenue stream, affirms we are providing products and services that meet the expectations and needs of our clients, and also provides opportunities for organic growth through additional product offerings. This year, all of our NBS markets and products celebrated record retention rates! We are also very proud that our sales teams for FACTS (K-12) and Nelnet Campus Commerce (higher education) both achieved record new sales in 2019. We now work with more than 11,500 K-12 schools and more than 1,300 higher education institutions worldwide. Nelnet Business Services was the first to market in our industry with a Workday integration. NBS formed a key partnership with Workday, which is a leading provider of enterprise resource planning (ERP) applications that has built capability specifically for institutions of higher education. This partnership will provide many opportunities for Nelnet Campus Commerce to integrate with several new higher education institutions. Being first to market with this integration conveys our leading edge technology and strong commitment to the needs of the higher education industry. 2019 Letter to Shareholders | Page 5

To cap it all off – if record total revenue, record new sales, record client retention, and international expansion were not enough – the NBS division achieved 83% associate engagement survey scores, demonstrating our core value of making Nelnet an awesome place to work. // Nelnet Communication Services Change was the theme of 2019 for ALLO Communications, our fiber-to-the-premises communications and entertainment company. Not only is the industry changing through substantial infrastructure investments, technological evolution, and content delivery methods, ALLO’s operations are changing from an intensive construction focus to a balance of construction, customer acquisition, and ongoing customer service. ALLO’s purpose is to create, connect, and serve gigabit communities through values of local, honest, hassle-free and exceptional service. With community “provider of the year” awards, top ten national speed rankings, and continued high net promotor scores, ALLO’s investments in customer service, fiber, and technologies are appreciated by their communities and reflect the company’s purpose and values. In this highly competitive industry, the financial results also began to change. Leveraging past investments while maintaining customer focus and increasing market share will be the theme for 2020 and beyond. After our 2015 acquisition of ALLO, the significant investments in markets and building a much larger work force moved operating cash flows from positive to negative. With these investments, ALLO has now passed almost 141,000 households out of a total of over 160,000 households in 11 communities in Nebraska and Colorado. In 2019, a change to positive operating cash flow was achieved while continuing strong revenue growth. We fully acknowledge capital expenditures are a tangible part of growing the business; however, ALLO reduced its GAAP net loss to $24 million from $29 million in 2018, and turned its commonly used telecommunications industry measure of earnings (loss) before interest, income taxes, depreciation, and amortization (EBITDA) to a positive EBITDA of $6 million in 2019, compared with negative EBITDA of $4 million for 2018.2 Residential revenue increased to $48 million in 2019, a 45% increase from $33 million in 2018 – and residential customers increased by more than 10,000 from 2018, reaching a total of almost 48,000 in 2019, a 28% increase. In total, ALLO ended 2019 serving an estimated 73,000 business and residential lines, an increase of 30% from 2018. In 2020, customers are expected to continue to rapidly increase bandwidth consumption and demand services that the ALLO network is uniquely positioned to support. Cloud business and consumer services, gaming, next-generation managed Wi-Fi (Wi-Fi 6), 10 GIG residential service, and many other ever-changing customer solutions will be added to ALLO’s portfolio. The fiber needs of communities create the opportunity for adding to our regional footprint. ALLO will continue to change to meet customer demands. 2Earnings (loss) before interest, income taxes, depreciation, and amortization (EBITDA) is a supplemental non-GAAP performance measure that is frequently used in capital-intensive industries such as telecommunications. EBITDA excludes interest and income taxes because these items are associated with a company’s particular capitalization and tax structures. EBITDA also excludes depreciation and amortization expense because these non-cash expenses primarily reflect the impact of historical capital investments, as opposed to the cash impacts of capital expenditures made in recent periods, which may be evaluated through cash flow measures. We report EBITDA for ALLO because we believe that it provides useful additional information for investors regarding a key metric we use to assess ALLO’s performance. There are limitations to using EBITDA as a performance measure, including the difficulty associated with comparing companies that use similar performance measures whose calculations may differ from ALLO’s calculations. In addition, EBITDA should not be considered a substitute for other measures of financial performance, such as net income or any other performance measures derived in accordance with GAAP. A reconciliation of EBITDA from ALLO’s net loss under GAAP can be found in our Annual Report on Form 10-K for the year ended Dec. 31, 2019, filed with the Securities and Exchange Commission on February 27, 2020. 2019 Letter to Shareholders | Page 6

// Nelnet Financial Services Our Nelnet Financial Services business is comprised of our on-balance sheet loan portfolio, interest rate hedging, and loan acquisitions teams that are reported in the Asset Generation and Management segment; and our investment management business and venture and angel capital, solar, and real estate portfolio that are reported in corporate activity. We now have three distinct loan asset categories that drive the majority of the revenue in the segment: FFELP government guaranteed education loans, private U-fi and other education loans, and third party sourced unsecured consumer loans. 2019 was an exciting year in FFELP as we achieved efficiencies across our portfolio. Due to the refinancing activity and the $1.5 billion in FFELP whole loans we purchased, we had the most active securitization year in our company’s history. While we are pleased with our continued progress in the FFELP market, we are more excited about the progress we made to diversify our loan portfolio. In 2019, we began marketing private education loans under our U-fi brand in partnership with Union Bank. Throughout the year we purchased a portion, or $68 million, of the loans from Union Bank. We also more than tripled our unsecured consumer loan purchases from 2018 to 2019 and contributed a portion of these loans to two third party securitizations, which we believe will achieve attractive risk adjusted returns. As we look to 2020, we see many possibilities to increase our portfolio. None of those is more important than our hopeful buildout of Nelnet Bank. If the bank charter is approved, we will begin originating U-fi loans directly on the bank’s balance sheet. For financial reporting purposes, Nelnet Bank will be a separate reportable segment. // Hudl We remain a significant and supportive investor in Hudl, which continued its impressive growth streak in 2019, building further on its offering to high school and college athletic departments, top-tier club organizations, and professional teams around the world. In May 2019, Hudl acquired Krossover, one of its primary competitors in the high school space. With the acquisition, Hudl added around 6,000 teams and grew its market penetration in high school basketball to over 80 percent. Hudl has also made big moves to grow its offering to professional soccer clubs around the world. In July, Hudl finalized the acquisition of Wyscout, the global leader in soccer scouting. Wyscout, based in Chiavari, Italy, captures and analyzes video from soccer matches around the globe. It boasts the largest soccer video archive in the world, with over 200,000 full matches analyzed across 52 countries, and more than 460,000 players profiled on the platform. More than 7,000 customers subscribe to Wyscout to scout top talent and prepare for upcoming matches. The company remains headquartered in Lincoln, Nebraska and has grown its team in Lincoln to more than 600 “Hudlies”. In total, the company has grown to more than 2,300 associates across 20 countries. We remain very optimistic about our investment in Hudl. 2019 Letter to Shareholders | Page 7

// Belief in Long-Term Value and a Fair Value Approach

As you know, we don't provide earnings guidance as we believe it creates a focus on short-term wins at the expense of long-term value creation. However, I can tell you what our management team will be focused on in 2020. We will be focused on improvements in customer service, our culture, communicating our purpose, the government procurement, the bank charter, integration of past acquisitions, new product innovation, technology build and enhancements, new customer acquisition, loan asset replacement, revenue and earnings growth, and capital allocation.

Each year, we believe it is important to share Nelnet's "fair value approach" with our shareholders. We feel it is a fundamental component to existing and potential shareholders' understanding of how we lead our company and where it is going in the future.

It is our goal for each Nelnet shareholder to record a gain or loss in market value proportional to the gain or loss in per-share fundamental value recorded by the company. To achieve this goal we strive to maintain a one-to-one relationship between the company's fundamental value and the market price. As that implies, we would rather see Nelnet's stock price at a fair level than at an artificial level. Our fair value approach may not be preferred by all investors, but we believe it aligns with Nelnet's long-term approach to both our business model and market value. However, from time to time Mrs./Mr. Market can be irrational and will materially over value or under value what style they currently love.

Nelnet's Corporate Performance (Annual Percentage Change)

	Nelnet Per Share Book Value With Dividends Included	Nelnet Per Share Market Value With Dividends Included	S&P 500 With Dividends Included	Net Income Reinvested[3] (in millions)
2004	49.2%	20.2%	10.9%	$157
2005	41.5%	51.1%	4.9%	$122
2006	6.3%	(32.7%)	15.8%	$22
2007	(1.6%)	(52.5%)	5.5%	($82)
2008	6.6%	13.3%	(37.0%)	$15
2009	21.0%	20.7%	26.5%	$154
2010	23.7%	41.6%	15.1%	$113
2011	22.6%	4.9%	2.1%	$170
2012	16.7%	27.5%	16.0%	$118
2013	26.1%	42.8%	32.4%	$241
2014	21.1%	10.9%	13.7%	$250
2015	16.0%	(26.6%)	1.4%	$135
2016	15.4%	52.7%	12.0%	$122
2017	8.8%	9.1%	21.8%	$92
2018	9.9%	(3.2%)	(4.4%)	$155
2019[4]	6.2%	12.7%	31.5%	$130
CAGR/Total	**17.4%**	**7.5%**	**9.1%**	**$1,914**

[3]We believe well-managed companies do not distribute to the shareholders all their earnings. Instead, they retain a part of their earnings and reinvest the capital to grow the business. Since going public in late 2003, the company has recognized $2.8 billion in cumulative net income (excluding derivative market value and foreign currency adjustments) and, of that amount, has reinvested $1.9 billion - or 68% of our earnings over time - back into the business.

[4]GAAP net income for the year ended December 31, 2019 was $142 million, or $3.54 per share. Net income in 2019, excluding derivative market value adjustments, was $200 million, or $4.99 per share. This $1.45 per share or 40% difference between GAAP net income and how we track earnings per share also has a big impact on our return on equity (ROE) for the year, which is calculated using GAAP net income. Using net income, excluding derivative market value adjustments, our return on book value in 2019 would have been 8.8%. In other words, the large drop in interest rates from the beginning of 2019 to the end of 2019 has had an abnormally outsized impact on our ROE calculation.

2019 Letter to Shareholders | Page 8

// Serving Our Associates Our purpose is to serve and we are very proud of the work that is being done by all of the talented “Nelneters” to help fulfill our mission of helping to make our customers’ dreams a reality. We recognize that our success comes from living out our core values – and we strive to keep these values in front of our associates each day. Nelnet’s Core Values: • Provide superior customer experiences • Create an awesome work environment • Pursue opportunities for diversification and growth • Communicate openly and honestly • Give back to the communities in which we live and work Our pledge to you is that we will remain continuously focused on the critical balance of serving our customers, associates, communities, and shareholders. Thank you for your continued investment in our company. Dream. Learn. Grow. Jeff Noordhoek, Chief Executive Officer 2019 Letter to Shareholders | Page 9

Forward-Looking and Cautionary Statements This letter to shareholders contains forward-looking statements within the meaning of federal securities laws. Statements about the company’s plans and expectations for future financial condition, results of operations or economic performance, or that address management’s plans and objectives for future operations, and statements that assume or are dependent upon future events, are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “expect,” “forecast,” “future,” “intend,” “may,” “plan,” “potential,” “should,” “would,” “will,” and similar expressions, as well statements in future tense, are intended to identify forward-looking statements. These statements are based on management’s current expectations as of the date of this letter and are subject to known and unknown risks and uncertainties that may cause actual results or performance to differ materially from those expressed or implied by the forward-looking statements. Such risks include, but are not limited to: risks related to the company’s loan portfolio, such as interest rate basis and repricing risk and changes in levels of loan repayment or default rates; the use of derivatives to manage exposure to interest rate fluctuations; the uncertain nature of expected benefits from FFEL Program, private education, and consumer loan purchases and initiatives to purchase additional FFEL Program, private education, and consumer loans; financing and liquidity risks, including risks of changes in the securitization and other financing markets for loans; risks related to the ability to successfully maintain and increase allocated volumes of student loans serviced under existing and any future servicing contracts with the Department; risks to the company related to the Department’s initiatives to procure new contracts for federal student loan servicing, including the risk that the company or company teams may not be successful in obtaining contracts; risks related to the development by the company of a new student loan servicing platform, including risks as to whether the expected benefits from the new platform will be realized; risks and uncertainties from changes in the educational credit and services marketplace resulting from changes in applicable laws, regulations, and government program and budgets, such as the expected decline over time in FFEL Program loan interest income and fee-based revenues due to the discontinuation of FFEL Program loan originations in 2010 and the resulting initiatives by the company to adjust to a post-FFEL Program environment; risks and uncertainties related to the ability of ALLO to successfully expand its fiber network and market share in existing service areas and additional communities and manage related construction risks; risks and uncertainties related to initiatives to pursue additional strategic investments, acquisitions, and other activities including activities that are intended to diversify the company both within and outside of its historical core education-related businesses, such as the risk that the company’s industrial bank charter application may not result in the grant of a charter and the uncertain nature of the expected benefits from obtaining an industrial bank charter, and risks related to investments in solar projects, including risks of not being able to realize tax credits which remain subject to recapture by taxing authorities; cybersecurity risks, including potential disruptions to systems, disclosure of confidential information, and/or damage to reputation resulting from cyber breaches; and changes in the general interest rate environment, including the availability of any relevant money-market index rate such as LIBOR or the relationship between the relevant money-market index rate and the rate at which the company’s assets and liabilities are priced. For more information, see the “Risk Factors” sections and other cautionary discussions of risks and uncertainties included in documents filed or furnished by the company with the Securities and Exchange Commission (SEC), including the most recent Form 10-K filed by the company with the SEC. All forward-looking statements in this letter are as of the date of this letter. Although the company may voluntarily update or revise its forward-looking statements from time to time to reflect actual results or changes in the company’s expectations, the company disclaims any commitment to do so except as required by securities laws. 2019 Letter to Shareholders | Page 10